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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  April 4, 1997


                     American Airlines, Inc.
     (Exact name of registrant as specified in its charter)


       Delaware                 1-2691                  13-1502798
(State of Incorporation) ( Commission File Number)   (IRS Employer
                                                    Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)               (Zip Code)


                               (817) 963-1234
                      (Registrant's telephone number)







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Item 5.   Other Events

The collective bargaining  agreement  between  American
Airlines, Inc.("American" or the "Company") and the Allied Pilots Association (APA) became amendable on August 31, 1994. On September 2, 1996, American and the APA reached a tentative agreement on a new labor contract. The tentative agreement was approved by the APA Board of Directors and sent out for membership ratification, but subsequently rejected by the APA membership. On January 10, 1997, the National Mediation Board
(NMB) proffered binding arbitration to the APA and American. American agreed to arbitration but because the APA did not also agree, the proffer was rejected and on January 15, 1997, the APA and American were notified (i) that the NMB was terminating its services and (ii) that beginning February 15, 1997, either party could resort to self-help remedies, including a strike by the members of the APA. On February 15, 1997, the APA did initiate a strike against American but immediately thereafter President Clinton intervened and appointed a Presidential Emergency Board
(PEB), pursuant to his authority under the Railway Labor Act. The effect of President Clinton's actions was to stop the strike and begin a process during which the PEB reviewed the positions advocated by both parties. On March 19, 1997, before the PEB issued its recommendations, American and the APA reached a second tentative agreement on a new contract. The APA Board approved the  second  tentative  agreement  on  April  4,  1997,  and  the agreement has been submitted to the APA membership for ratification. It is anticipated that the membership's decision will be known in early May 1997. If the tentative agreement is rejected by the APA, and unless the Congress takes additional action, either party will be permitted to resort to self-help remedies, which include, but are not limited to, a strike by the members of the APA. The Company and the APA have agreed to a timetable under which neither party will resort to self-help remedies for a period of 30 days following the failure of the APA membership to ratify the tentative agreement. Any work stoppage by the APA members would have a material adverse impact on the Company.


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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMERICAN AIRLINES, INC.



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  April 17, 1997